SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                           Form 8-K


                        CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


Date of Report (Date of earliest event reported): July 15,1998




                Southwest National Corporation
    -----------------------------------------------------
   (Exact name of registrant as specified in its charter)



       Pennsylvania               0-11026      25-1409649
-----------------------------     --------     -----------
(State or other jurisdiction    (Commission    (IRS Employer
 of incorporation)               File Number) Identification No.)



111 South Main Street, Greensburg, Pa.           15601
--------------------------------------         ----------
(Address of principal executive offices)       (Zip Code)




Registrant's telephone number, including area code:(724) 834-2310

          INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.  Other Events

     On July 15, 1998, the registrant entered into a definitive agreement to be acquired by First Commonwealth Financial Corp-oration ("First Commonwealth"). First Commonwealth is a Pennsylvania chartered bank holding company headquartered in Indiana, Pennsylvania. First Commonwealth provides personal and commercial banking services through First Commonwealth Bank; trust and investment services through First Commonwealth Trust Company and insurance and annuity products through First Commonwealth Insurance Agency. Financial planning and brokerage services are provided through Hefren-Tillotson, Inc. of Pittsburgh through a strategic alliance. First Commonwealth traces its banking origins through First Commonwealth Bank to 1866 which maintains 82 community offices throughout Western Pennsylvania. First Commonwealth has total assets of approximately $3.2 billion and equity of $279 million at June 30, 1998. First Commonwealth shares are traded on the New York Stock Exchange under the symbol "FCF".

     Under the terms of the agreement, each share of Southwest stock will be exchanged for First Commonwealth common stock at a fixed exchange ratio of 2.9 shares of First Commonwealth. Based on the closing price of FCF on July 14, of $30.4375, the transaction has a current market value of $268 million or $88.27 per Southwest share. The transaction has been structured to be a tax-free reorganization accounted for as a pooling-of-interests. In connection with the execution of the definitive agreement, Southwest has granted to First Commonwealth an option to purchase 19.9% of Southwest's outstanding common stock, should certain events occur.

     On a pro-forma basis, as of June 30, 1998, First Common-wealth would have total assets of over $4 billion, total equity of $363 million and market capitalization of $930 million. Its 98 branch franchise will cover most major markets in Western Pennsylvania. The transaction is expected to be accretive to earnings per share in fiscal year 1999, while also increasing projected return on equity and return on assets.

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated July 30, 1998

                         Southwest National Corporation
                                  (Registrant)

                         By /S/Donald A. Lawry
                            ---------------------------
                            Donald A. Lawry
                            Secretary and Treasurer
                            (Chief Financial Officer)